EXHIBIT 99.1

[Orient-Express Hotels Ltd. news release paper]

Contacts:

Martin O'Grady	Amy Brandt
Vice President, Chief Financial Officer	Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

ORIENT-EXPRESS HOTELS LTD. ANNOUNCES COMPLETION OF NEW CORPORATE DEBT FACILITY;
FACILITY SUPPORTS BUSINESS NOW OPERATING UNDER NEW BELMOND BRAND

HAMILTON, BERMUDA, March 21, 2014 - Orient-Express Hotels Ltd. (NYSE: OEH) (the “Company”) today announced the completion of a $657.0 million senior secured credit facility, consisting of a $552.0 million seven-year term loan (“Term Loan B”) and a $105.0 million five-year, multi-currency revolving credit facility. The Term Loan B is comprised of a $345.0 million U.S. dollar-denominated tranche and a €150.0 million euro-denominated tranche ($207.0 million as of the closing date). The Company intends to utilize the Term Loan B proceeds to refinance all of the funded debt of the Company and its subsidiaries other than the debt of Charleston Place in South Carolina, a consolidated variable interest entity with separate non-recourse financing. The transaction was initially launched by the Company on February 27, 2014, as announced in its fourth quarter 2014 earnings news release.

The corporate debt refinancing will be a leverage-neutral transaction and will only slightly increase the Company’s annual consolidated interest expense. Interest on the U.S. dollar-denominated tranche of the Term Loan B will be calculated at LIBOR plus a 3.00% margin and interest on the euro-denominated tranche will be calculated at EURIBOR plus a 3.25% margin. Both tranches of the Term Loan B will be subject to interest rate floors of 1.00%. Including the debt of Charleston Place and the impact of interest rate swap agreements the Company is planning to execute on the Term Loan B, the Company’s all-in weighted average cash interest rate is expected to be approximately 4.6% upon closing. The new facility will also provide the Company with additional flexibility in the form of a revolving credit facility and will increase the Company’s weighted average debt maturity from 2.2 years to 6.3 years.

“We are very pleased to have secured this long-term corporate debt facility, providing us with a simple and transparent capital structure that gives us the flexibility and liquidity necessary to execute on our strategic initiatives,” said Martin O’Grady, Chief Financial Officer of the Company. “In late 2013, we achieved our near-term net leverage target of 4.0 times adjusted EBITDA, and we took advantage of our reduced leverage and the attractive capital markets to replace our long-standing asset-level debt structure with a more streamlined corporate debt facility.

“We were encouraged by the positive response and favorable terms we received from the debt markets. We saw strong demand during the syndication process, demonstrating great confidence in management, our business and the success of our recently launched brand, Belmond. We thank our banks, Barclays Bank PLC and J.P. Morgan Securities LLC (as Joint Lead Arrangers) and Crédit Agricole Corporate and Investment Bank (as Senior Co-Manager), for their support and execution expertise and look forward to working with all of our new lenders going forward.”

Ends/…..

Owned and operated by Orient-Express Hotels Ltd., Belmond www.BELMOND.com is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 45 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort and Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, six luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Orient-Express Hotels Ltd. also operates ‘21’, one of New York’s most storied restaurants. Further information on the Company can be found at www.orient-expresshotelsltd.com.

The Company's EBITDA and its use of non-GAAP financial measures are explained in its third quarter 2013 earnings news release dated October 31, 2013 where a reconciliation of adjusted EBITDA to net losses and a calculation of the 4.0 times net leverage are presented.

Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications, on +44 (0)20 3117 1380 or vicky.legg@belmond.com.

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